Exhibit 99.2

BearingPoint Granted NYSE Continued Trading Period
McLean, Va., September 29, 2006 — BearingPoint, Inc. (NYSE: BE), one of the world’s largest management and technology consulting firms, today announced that the New York Stock Exchange, pursuant to its late filer rules, agreed to provide the Company with a three-month trading period through January 2, 2007 for the Company to complete and file its Annual Report on Form 10-K for 2005, subject to reassessment on an ongoing basis.
While there can be no assurance, the Company expects to complete and file its 2005 Form 10-K with the SEC within such time period. In the event that the Company does not file its 2005 Form 10-K with the SEC by January 2, 2007 due to unforeseen delays, the Company will be permitted to submit additional materials to request an additional trading period through to April 2, 2007. In the event that the Company’s 2005 Form 10-K is not filed with the SEC by April 2, 2007, the NYSE will move forward with the initiation of suspension and delisting procedures. In addition, the NYSE will also continue to monitor the Company’s progress on its other delayed filings as part of its continued listing assessment.
About BearingPoint, Inc.
BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 17,500 employees and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.
###
This release contains forward-looking statements. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “continue,” “expects,” “intends,” “plans,” “believes,” “in the Company’s view” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and which could materially and adversely affect the Company’s financial condition and results of operations. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to Exhibit 99.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other reports filed with the U.S. Securities and Exchange Commission and available at http://www.sec.gov/ for information regarding risk factors.

For Media:	For Investors:
Elliot Sloane	Francesca Luthi
Sloane & Company	BearingPoint Inc.
ESloane@Sloanepr.com	Francesca.Luthi@BearingPoint.com
Tel: 212-486-9500	Tel: 908-607-2100
# # # #